Exhibit 2.1

Execution version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Between

GRANDSOUTH BANCORPORATION

And

FIRST BANCORP

June 21, 2022

Execution version

TABLE OF CONTENTS

Page

LIST OF EXHIBITS		iv

AGREEMENT AND PLAN OF MERGER		1

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER and reorganization		1

1.1	Merger	1
1.2	Time and Place of Closing	1
1.3	Effective Time	2
1.4	Restructure of Transactions	2
1.5	Bank Merger	2
1.6	Tax Treatment of the Merger	2

article 2 TERMS OF MERGER		3

2.1	Articles of Incorporation	3
2.2	Bylaws	3
2.3	Directors and Officers	3

ARTICLE 3 MANNER OF CONVERTING SHARES		3

3.1	Effect on GSB Stock	3
3.2	Exchange Procedures	4
3.3	Effect on Buyer Common Stock	5
3.4	GSB Options	5
3.5	Rights of Former GSB Shareholders	6
3.6	Fractional Shares	6
3.7	Dissenters	6

article 4 REPRESENTATIONS AND WARRANTIES OF GSB		6

4.1	Organization, Standing, and Power	7
4.2	Authority of GSB; No Breach By Agreement	7
4.3	Capital Stock	8
4.4	GSB Subsidiaries	9
4.5	Exchange Act Filings; Securities Offerings; Financial Statements	9
4.6	Absence of Undisclosed Liabilities	10
4.7	Absence of Certain Changes or Events	10
4.8	Tax Matters	10
4.9	Allowance for Loan Losses; Loan and Investment Portfolio,etc.	13
4.10	Assets	13
4.11	Intellectual Property	15
4.12	Environmental Matters	15
4.13	Compliance with Laws	16
4.14	Labor Relations	17
4.15	Employee Benefit Plans	18
4.16	Material Contracts	21
4.17	Privacy of Customer Information	22
4.18	Legal Proceedings	22
4.19	Reports	22
4.20	Internal Control	22
4.21	Extensions of Credit to Executive Officers and Directors	22
4.22	Approvals	23
4.23	Takeover Laws and Provisions	23
4.24	Brokers and Finders; Opinion of Financial Advisor	23

i

4.25	Board of Directors Recommendation	23
4.26	GSB Information	24
4.27	Delivery of GSB Disclosure Memorandum	24
4.28	No Additional Representations	24

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		25

5.1	Organization, Standing, and Power	25
5.2	Authority of Buyer; No Breach By Agreement	25
5.3	Capital Stock	26
5.4	Exchange Act Filings; Financial Statements	26
5.5	Absence of Undisclosed Liabilities	27
5.6	Absence of Certain Changes or Events	27
5.7	Tax Matters	27
5.8	Compliance with Laws	28
5.9	Legal Proceedings	29
5.10	Reports	29
5.11	Internal Control	29
5.12	Approvals	29
5.13	Brokers and Finders; Opinion of Financial Advisor	29
5.14	Certain Actions	30
5.15	Available Consideration	30
5.16	Board of Directors Recommendation	30
5.17	Statements True and Correct	30
5.18	Delivery of Buyer Disclosure Memorandum	31
5.19	No Additional Representations	31

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		31

6.1	Affirmative Covenants of GSB and Buyer	31
6.2	Negative Covenants of GSB	31
6.3	Negative Covenants of Buyer	34
6.4	Control of the Other Party’s Business	35
6.5	Adverse Changes in Condition	35
6.6	Reports	35
6.7	Buyer Entity Use and Disclosure of IIPI	36

ARTICLE 7 ADDITIONAL AGREEMENTS		36

7.1	Shareholder Approval	36
7.2	Registration of Buyer Common Stock	37
7.3	Other Offers,etc.	38
7.4	Consents of Regulatory Authorities	38
7.5	Agreement as to Efforts to Consummate	39
7.6	Investigation and Confidentiality	39
7.7	Press Releases	40
7.8	Charter Provisions	40
7.9	Employee Benefits and Contracts	40
7.10	Conversion Bonus Plan; Retention Plan	41
7.11	Section 16 Matters	42
7.12	Indemnification	42
7.13	Tax Covenants of Buyer	43

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		43

8.1	Conditions to Obligations of Each Party	43
8.2	Conditions to Obligations of Buyer	45
8.3	Conditions to Obligations of GSB	46

ARTICLE 9 TERMINATION		47

9.1	Termination	47
9.2	Effect of Termination	47
9.3	Termination Fee	47
9.4	Non-Survival of Representations and Covenants	48

ARTICLE 10 MISCELLANEOUS		48

10.1	Definitions	48
10.2	Expenses	56
10.3	Brokers and Finders	56
10.4	Entire Agreement	57
10.5	Amendments	57
10.6	Waivers	57
10.7	Assignment	57
10.8	Notices	58
10.9	Governing Law	58
10.10	Counterparts	58
10.11	Captions; Articles and Sections	58
10.12	Interpretations	59
10.13	Enforcement of Agreement	59
10.14	Severability	59

LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Merger Agreement

B	Form of Support Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of June 21, 2022, is by and between First Bancorp, a North Carolina corporation (“Buyer”), and GrandSouth Bancorporation, a South Carolina corporation (“GSB”). Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.

Recitals

WHEREAS, the respective boards of directors of each of Buyer and GSB have determined that it is in the best interests of their respective companies and shareholders for GSB to merge with and into Buyer, with Buyer being the surviving entity (the “Merger”) pursuant to the terms of this Agreement and have unanimously approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of GSB Stock will be converted into the right to receive the Merger Consideration from Buyer;

WHEREAS, the board of directors of GSB has recommended that GSB’s shareholders approve this Agreement and the transactions contemplated hereby (the “GSB Recommendation”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of GSB have entered into a voting agreement with Buyer dated as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), in the form attached hereto as Exhibit B, pursuant to which each such Person has agreed, among other things, to vote all shares of GSB Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger is subject to the approvals of the shareholders of GSB, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement; and

WHEREAS, Buyer and GSB desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER AND REORGANIZATION

1.1            Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, GSB shall merge with and into Buyer in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and Title 33 of the South Carolina Code of Laws (the “SC Code”), and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.

1.2            Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 11:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3            Effective Time.

The Merger shall be consummated by filing Articles of Merger reflecting the Merger (the “Articles of Merger”) with the Secretary of State of North Carolina and the Secretary of State of South Carolina. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been accepted for filing by the Secretary of State of North Carolina and the Secretary of State of South Carolina or at such later time as may be mutually agreed upon by Buyer and GSB and specified in the Articles of Merger. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five (5) business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of GSB approve this Agreement, or (iii) expiration of the period specified within Section 9.1(d).

1.4            Restructure of Transactions.

Buyer shall have the right to request a revision to the structure of the Merger contemplated by this Agreement by merging GSB directly with and into a subsidiary of Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of consideration which the holders of shares of GSB Stock or GSB Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, (iii) shall impose any less favorable terms or conditions on GSB, or (iv) affect the Tax Treatment of the Merger. Buyer may request such revision by giving written notice to GSB in the manner provided in Section 10.8, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger and Reorganization, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5            Bank Merger.

Concurrently with the execution and delivery of this Agreement, First Bank (“Buyer Bank”), a wholly owned subsidiary of Buyer, and GrandSouth Bank (the “Bank”), a wholly owned subsidiary of GSB, shall enter into the Agreement and Plan of Merger, in the form attached hereto as Exhibit A, with such changes thereto as Buyer and GSB shall mutually agree, pursuant to which Bank will merge with and into Buyer Bank (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.

1.6            Tax Treatment of the Merger.

It is intended by the Parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.

Article 2
TERMS OF MERGER

2.1            Articles of Incorporation.

The articles of incorporation of Buyer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2            Bylaws.

The bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3            Directors and Officers.

The directors of Buyer in office immediately prior to the Effective Time, together with such additional Persons as may thereafter be elected or validly appointed, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation, removal or otherwise ceasing to be a director. Prior to the Effective Time, Buyer shall take all action necessary to appoint and submit for approval two (2) member(s) of the current GSB board of directors, to the board of directors of Buyer and Buyer Bank, to be approved by the board of directors of Buyer and Buyer Bank, effective as of 12:01 a.m. on the next business day following the Effective Time. The officers of Buyer in office immediately prior to the Effective Time, together with such additional Persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation, removal or otherwise ceasing to be an officer.

Article 3
MANNER OF CONVERTING SHARES

3.1            Effect on GSB Stock.

(a)            At the Effective Time, in each case subject to Sections 3.1(d), 3.2, and 3.7, by virtue of the Merger and without any action on the part of the Parties, each share of GSB Stock (including, for the avoidance of doubt, each share of GSB Series A Preferred Stock that automatically converts into a share of GSB Common Stock immediately prior to the Effective Time) that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares and shares of GSB Stock as to which Dissenters’ Rights have been perfected) shall be converted into the right to receive 0.910 (the “Exchange Ratio”) of a share of Buyer Common Stock (the “Merger Consideration”).

(b)            At the Effective Time, all shares of GSB Stock shall no longer be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of GSB Stock (the “Certificates”) or book entry notation of ownership shall thereafter represent only the right to receive the Merger Consideration.

(c)            If, prior to the Effective Time, the outstanding shares of GSB Stock, the GSB Options, the outstanding shares of Buyer Common Stock, or any rights with respect to Buyer Common Stock pursuant to stock options granted by Buyer are increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration. For the avoidance of doubt, Buyer shall have the right to grant additional stock options and other equity based awards under its existing equity based compensation plans, and holders of GSB Options shall have the right to exercise GSB Options outstanding as of the date of this Agreement without triggering an adjustment to the Merger Consideration under this Section 3.1(c).

(d)            Each share of GSB Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of GSB Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).

3.2            Exchange Procedures.

(a)            Promptly after the Effective Time, Buyer shall deposit with Computershare Limited or such other exchange agent selected by Buyer (the “Exchange Agent”) for exchange in accordance with this Section 3.2, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of GSB Stock may be entitled pursuant to Section 3.6 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.6), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.2, the Exchange Fund will not be used for any other purpose.

(b)            Unless different timing is agreed to by Buyer and GSB, as soon as reasonably practicable after the Effective Time, but in any event no more than ten (10) business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to the former shareholders of GSB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of GSB Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of GSB Stock represented by one or more Certificates that are not registered in the transfer records of GSB, the Merger Consideration payable for such shares as provided in Section 3.1 may be issued to a transferee if the Certificate or Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Certificate representing GSB Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, or destroyed and the posting by such Person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate the Merger Consideration as provided for in Section 3.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Such transmittal materials shall contain appropriate instructions for the distribution of the Merger Consideration to holders of GSB Stock ownership in book entry form in the stock records of GSB. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1. Buyer or the Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of GSB Stock is entitled. Certificates evidencing Buyer Common Stock into which GSB Stock has been converted will not be issued.

(c)            Unless different timing is agreed to by Buyer and GSB, after the Effective Time, each holder of shares of GSB Stock (other than Extinguished Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing, such shares, or shall provide appropriate instructions with respect to such shares held in book entry notation form, to the Exchange Agent and shall promptly upon surrender thereof or the giving of such instructions receive in exchange therefor the consideration provided in Section 3.1, without interest, pursuant to this Section 3.2. The Certificate or Certificates of GSB Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Buyer shall not be obligated to deliver the consideration to which any former holder of GSB Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.2. Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit in lieu thereof as provided in Section 3.2(b)) are surrendered for exchange as provided in this Section 3.2. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any GSB Entity, nor the Exchange Agent shall be liable to any holder of GSB Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)            Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of GSB Stock and GSB Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority; provided, however, that Buyer shall use commercially reasonable efforts to give GSB advance notice of its intentions to make any such deduction or withholding and cooperate in good faith with GSB to mitigate any such deduction or withholding to the extent permitted by Law (other than with respect to payments in respect of GSB Options described in Section 3.4). To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of GSB Stock or GSB Options, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)            Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Buyer pursuant to Section 3.2(a) that remains unclaimed by the holder of shares of GSB Stock for six (6) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any holder of shares of GSB Stock who has not theretofore complied with Section 3.2(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of GSB Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of GSB Stock for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of GSB to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)            Approval of this Agreement by the shareholders of GSB shall constitute ratification of the appointment of the Exchange Agent.

3.3            Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

3.4            GSB Options.

(a)            At the Effective Time, each Right with respect to GSB Common Stock pursuant to stock options (the “GSB Options”) granted by GSB under GSB’s 2019 Stock Option Plan or 2009 Stock Option Plan (collectively, the “GSB Option Plans”) which is outstanding and unexercised immediately prior to the Effective Time shall be converted into an option to purchase that number of shares of Buyer Common Stock equal to the product of (i) the number of shares of GSB Common Stock subject to such GSB Option immediately prior to the Effective Time, and (ii) 0.910, with any such converted option being less than a whole share of Buyer Common Stock (after the aggregation of all converted options of such optionholder) being cancelled for a cash payment equal to the product of (i) the excess, if any, of the Average Buyer Stock Price over the “As-Converted Exercise Price”, and (ii) the percentage of a whole share represented thereby, less any applicable Taxes. The exercise price per share of Buyer Common Stock subject to such option shall be equal to the exercise price of the converted GSB Option divided by 0.910 (the “As-Converted Exercise Price”).

(b)            Except as disclosed in Section 3.4 of the GSB Disclosure Memorandum, neither GSB’s board of directors nor its compensation committee shall make any grants of GSB Options following the execution of this Agreement.

(c)            GSB’s board of directors or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the GSB Options necessary to effect the foregoing provisions of this Section 3.4.

3.5            Rights of Former GSB Shareholders.

At the Effective Time, the stock transfer books of GSB shall be closed as to holders of GSB Stock and no transfer of GSB Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each Certificate theretofore representing shares of GSB Stock (other than Certificates representing Extinguished Shares and Certificates representing shares of GSB Stock as to which Dissenters’ Rights have been perfected), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in this Article 3.

3.6            Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of GSB Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Average Buyer Stock Price. No such holder will be entitled to dividends, voting rights, or any other Rights as a shareholder in respect of any fractional shares.

3.7            Dissenters.

Any shareholder of GSB who properly exercises the right of dissent with respect to the Merger as provided in Chapter 13 of the SC Code (“Dissenter’s Rights”) shall be entitled to receive payment of the fair value of his or her shares of GSB Stock in the manner and pursuant to the procedures provided therein. Shares of GSB Stock held by Persons who exercise Dissenter’s Rights shall not be converted as described in Section 3.1. However, if any shareholder of GSB who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his, her or its shares of GSB Stock shall be deemed to have been converted into the right to receive the Merger Consideration.

Article 4
REPRESENTATIONS AND WARRANTIES OF GSB

GSB represents and warrants to Buyer as follows, except as set forth on the GSB Disclosure Memorandum with respect to each Section below.

4.1            Organization, Standing, and Power.

GSB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”). Bank is a state chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of GSB and Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of GSB and Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of GSB and Bank have been made available to Buyer for its review and, except as disclosed in Section 4.1 of the GSB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. Bank is an “insured institution” as defined in the Federal Deposit Insurance Act, and applicable regulations thereunder, and the deposits held by Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

4.2            Authority of GSB; No Breach By Agreement.

(a)            GSB has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(b) and 8.1(c) and by GSB’s shareholders in accordance with this Agreement and the SC Code, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GSB, (including approval by at least two-thirds of the members of GSB’s board of directors, and a majority of the members of GSB’s board of directors unaffiliated with any other party to the proposed transaction), subject to the approval of this Agreement by the holders of (i) two-thirds of the outstanding shares of GSB Common Stock entitled to vote thereon, (ii) two-thirds of the outstanding shares of GSB Series A Preferred Stock entitled to vote thereon, and (iii) two-thirds of the outstanding shares of GSB Stock entitled to vote thereon voting together as a single class, which are the only GSB shareholder votes required for approval of this Agreement and consummation of the Merger (collectively, the “Requisite GSB Shareholder Approval”). Subject to any approvals referred to in Sections 8.1(b) and 8.1(c) and receipt of such Requisite GSB Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of GSB, enforceable against GSB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)            Neither the execution and delivery of this Agreement by GSB, nor the consummation by GSB and Bank of the transactions contemplated hereby, nor compliance by GSB and Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of GSB’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any GSB Subsidiary or any resolution adopted by the board of directors or the shareholders of any GSB Entity, or (ii) except as disclosed in Section 4.2(b) of the GSB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any GSB Entity under, any material Contract or any material Permit of any GSB Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any GSB Entity or any of their respective material Assets (including any Buyer Entity or any GSB Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any GSB Entity being reassessed or revalued by any Regulatory Authority).

(c)            Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the North Carolina Commissioner of Banks, the South Carolina Commissioner of Banking, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (iii) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which the proxy statement relating to GSB’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (including all amendments and supplements thereto, “Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger and articles of merger with respect to the Bank Merger with the Secretary of State of North Carolina and the Secretary of State of South Carolina, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by GSB and Bank of the Merger, the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by GSB of this Agreement.

4.3            Capital Stock.

(a)            The authorized capital stock of GSB consists of 20,000,000 shares of GSB Common Stock, of which 5,209,542 shares are issued and outstanding as of the date of this Agreement, and assuming that all of the issued and outstanding GSB Options had been exercised, not more than an additional 640,483 shares would be issued and outstanding at the Effective Time, and 20,000,000 shares of preferred stock, 500,000 of which are designated as GSB Series A Preferred Stock, of which 282,828 shares are issued and outstanding as of the date of this Agreement. If the GSB Options were exercised as of the date of this Agreement, 640,483 shares of GSB Common Stock would be issued at a per share weighted average exercise price of $18.22. Section 4.3(a) of the GSB Disclosure Memorandum lists all issued and outstanding GSB Options, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules, and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of GSB are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of GSB has been issued in violation of any preemptive rights of the current or past shareholders of GSB.

(b)            Except for the 640,483 shares of GSB Common Stock reserved for issuance pursuant to outstanding GSB Options as disclosed in Section 4.3(a) of the GSB Disclosure Memorandum, there are no shares of capital stock or other equity securities of GSB reserved for issuance and no outstanding Rights relating to the capital stock of GSB.

(c)            Except as specifically set forth in this Section 4.3, there are no shares of GSB capital stock or other equity securities of GSB outstanding, and there are no outstanding Rights with respect to any GSB securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange, or issuance of any securities of GSB.

(d)            As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of GSB may vote are issued and outstanding. The outstanding trust preferred and subordinated debt securities of GSB set forth in Section 4.3(d) of the GSB Disclosure Memorandum are referred to as the “GSB Debentures.”

4.4            GSB Subsidiaries.

GSB has no Subsidiaries except as set forth in Section 4.4 of the GSB Disclosure Memorandum, and GSB owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another GSB Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another GSB Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any GSB Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another GSB Entity). There are no Contracts relating to the Rights of any GSB Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by GSB free and clear of any Lien. Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute books and other organizational documents for the Subsidiaries have been made available to Buyer for its review, and except as disclosed in Section 4.4 of the GSB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors and shareholders thereof.

4.5            Exchange Act Filings; Securities Offerings; Financial Statements.

(a)            GSB has timely filed all Exchange Act Documents required to be filed by GSB since 4:00 p.m. on May 14, 2021 (the “GSB Exchange Act Reports”). GSB Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such GSB Exchange Act Reports or necessary in order to make the statements in such GSB Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by GSB (x) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (y) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (z) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. GSB’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to GSB Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither GSB nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No GSB Subsidiary is required to file any Exchange Act Documents.

(b)            Each of the GSB Financial Statements (including, in each case, any related notes) that are contained in the GSB Exchange Act Reports, including any GSB Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of GSB and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)            GSB’s independent registered public accountants, which have expressed their opinion with respect to the GSB Financial Statements and its Subsidiaries whether or not included in the GSB’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such GSB Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to GSB within the meaning of Regulation S-X, and (iii) with respect to GSB, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. GSB’s independent public accountants have audited GSB’s year-end financial statements, and have reviewed GSB’s interim financial statements, that are included in the GSB Financial Statements. Section 4.5(c) of the GSB Disclosure Memorandum lists all non-audit services performed by GSB’s independent registered public accountants for GSB or Bank.

(d)            GSB maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to GSB and its Subsidiaries is made known on a timely basis to GSB’s principal executive officer and GSB’s principal financial officer.

4.6            Absence of Undisclosed Liabilities.

Neither GSB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of GSB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2022, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither GSB nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among GSB and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, GSB or any of its Subsidiaries in GSB’s or such Subsidiary’s financial statements.

4.7            Absence of Certain Changes or Events.

Except as disclosed in the GSB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the GSB Disclosure Memorandum, since December 31, 2021, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a GSB Material Adverse Effect, (ii) none of the GSB Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of GSB provided in this Agreement, and (iii) since December 31, 2021, the GSB Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

4.8            Tax Matters.

Except as set forth in Section 4.8 of the GSB Disclosure Memorandum:

(a)            All GSB Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the GSB Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the GSB Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the GSB Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any GSB Entity does not file a Tax Return that such GSB Entity may be subject to Taxes by that jurisdiction.

(b)            None of the GSB Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any GSB Entity, any Tax Returns of any GSB Entity, or the assets of any GSB Entity. No officer or employee responsible for Tax matters of any GSB Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any GSB Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the GSB Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)            Each GSB Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.

(d)            The unpaid Taxes of each GSB Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such GSB Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the GSB Entities in filing their Tax Returns.

(e)            Except as described in Section 4.8(e) of the GSB Disclosure Memorandum, none of the GSB Entities is a party to any Tax allocation or sharing agreement, and none of the GSB Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was GSB) or has any Tax Liability of any Person (other than GSB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)            During the five-year period ending on the date hereof, none of the GSB Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by, Section 355 of the Code.

(g)            Except as disclosed in Section 4.8(g) of the GSB Disclosure Memorandum, none of the GSB Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 404, or 162(m) of the Code, or which could be subject to withholding under Section 4999 of the Code. None of the GSB Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of GSB that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Except as disclosed in Section 4.8(g) of the GSB Disclosure Memorandum, no net operating losses of the GSB Entities are subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that regardless of what may be reported on any Tax Returns of any GSB Entity on or before the date of this Agreement or through the Effective Time, GSB makes no representation regarding (i) the amount of any net operating losses or net economic losses that are available to any GSB Entity for purposes of any state or local income Tax or similar Taxes, or (ii) any limitation on use of any GSB Entity’s net operating losses or net economic losses that might apply either before or after the Effective Time for purposes of any state or local Tax Laws under Code Section 382, similar or analogous provisions of any state or local income Tax or similar Laws, or any other state or local Tax Laws.

(h)            Each GSB Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)            No GSB Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)            No property owned by any GSB Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(k)            No GSB Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)            GSB has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)            No GSB Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b)(1).

(n)            GSB has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the GSB Entities relating to the taxable periods since December 31, 2017, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the GSB Entities.

(o)            No GSB Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any GSB Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the GSB Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(p)            No GSB Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(q)            No GSB Entity has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to GSB or any GSB Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with GSB or a GSB Entity prior to the Effective Time.

4.9            Allowance for Loan Losses; Loan and Investment Portfolios, etc.

(a)            GSB’s allowance for loan losses is, and has been since January 1, 2019, in material compliance with GSB’s methodology for determining the adequacy of its allowance for loan losses in accordance with GAAP, as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board, in all material respects.

(b)            As of the date hereof, all loans, discounts and leases (in which any GSB Entity is lessor) reflected on GSB Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and, to the Knowledge of GSB, are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have, to the Knowledge of GSB, been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts, and financing leases as of March 31, 2021 and on a monthly basis thereafter, and of the investment portfolios of each GSB Entity as of such date, have been and will be made available to Buyer. Except as specifically set forth in Section 4.9(b) of the GSB Disclosure Memorandum, neither GSB nor Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) otherwise in material Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by GSB or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any GSB Entity who is subject to Regulation O of the Federal Reserve (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.

(c)            All securities held by GSB or Bank, as reflected in the consolidated balance sheets of GSB included in the GSB Financial Statements, are carried in accordance with GAAP, as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board. Except as disclosed in Section 4.9(c) of the GSB Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the Knowledge of GSB, none of the securities reflected in the GSB Financial Statements as of December 31, 2021, and none of the securities since acquired by GSB or Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of GSB or Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with Laws.

(d)            All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for GSB’s own account, or for the account of Bank, or its customers (all of which were disclosed in Section 4.9(d) of the GSB Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of GSB or Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither GSB nor Bank, nor to the Knowledge of GSB any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10            Assets.

(a)            Except as disclosed in Section 4.10(a) of the GSB Disclosure Memorandum or as disclosed or reserved against in the GSB Financial Statements delivered prior to the date of this Agreement, the GSB Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(e), to all of their respective Assets that they own, except where any such Lien or all such Liens in the aggregate would not reasonably be expected to result in a GSB Material Adverse Effect. In addition, to the Knowledge of GSB, all tangible properties used in the businesses of the GSB Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with GSB’s past practices.

(b)            All Assets that are material to GSB’s business, held under leases or subleases by any of the GSB Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of GSB, each such Contract is in full force and effect.

(c)            The GSB Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of GSB has reasonably determined to be prudent. None of the GSB Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any GSB Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any GSB Entity will not be covered by such insurance or bond. Except as disclosed in Section 4.10(c) of the GSB Disclosure Memorandum, there are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any GSB Entity under such policies. GSB has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)            The Assets of the GSB Entities include all material Assets required by the GSB Entities to operate the business of the GSB Entities as presently conducted. All real and personal property which is material to the business of the GSB Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of GSB, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. To the Knowledge of GSB, all improved real property owned or leased by the GSB Entities is in material compliance with all applicable Laws, and GSB has received no notice of any failure to materially comply with applicable Laws with respect to any such owned or leased real property.

(e)            Each GSB Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the GSB Exchange Act Reports as being owned by a GSB Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “GSB Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) zoning, easements, covenants, restrictions, minor encroachments or other survey defects, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a GSB Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a GSB Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)            To the Knowledge of GSB, the GSB Realty and the real property with respect to which a GSB Entity is the lessee (the “GSB Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning Laws) and other applicable Laws, and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three (3) years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the GSB Realty, the GSB Leased Real Properties, or their current uses. GSB has no Knowledge of any pending change in the zoning of, or of any pending condemnation proceeding with respect to, any of the GSB Realty or the GSB Leased Real Properties which may materially and adversely affect the GSB Realty or the GSB Leased Real Properties or the current use by a GSB Entity thereof.

4.11            Intellectual Property.

Except as disclosed in Section 4.11 of the GSB Disclosure Memorandum, each GSB Entity owns or has a license to use all of the Intellectual Property used by such GSB Entity in the course of its business, including sufficient rights in each copy possessed by each GSB Entity. Each GSB Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such GSB Entity in connection with such GSB Entity’s business operations, and such GSB Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of GSB, no GSB Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of GSB threatened, which challenge the rights of any GSB Entity with respect to Intellectual Property used, sold, or licensed by such GSB Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of GSB, the conduct of the business of the GSB Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the GSB Disclosure Memorandum, no GSB Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. GSB does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a GSB Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a GSB Entity. To the Knowledge of GSB and except as stated in a GSB Benefit Plan or in the GSB Exchange Act Reports (including the exhibits filed therewith), no such officer, director, or employee is party to any Contract with any Person other than a GSB Entity which requires such officer, director, or employee to assign any interest in any Intellectual Property to any Person other than a GSB Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a GSB Entity. No officer, director, or employee of any GSB Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any GSB Entity.

4.12            Environmental Matters.

(a)            GSB has delivered, or caused to be delivered or made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot, or other improvement, and other environmental reports and studies as they exist in the possession of any GSB Entity relating to its Participation Facilities and Operating Properties. To the Knowledge of GSB, there are no material violations of Environmental Laws on properties that secure loans made by GSB or Bank.

(b)            Each GSB Entity and, to the Knowledge of GSB, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws in all material respects.

(c)            There is no Litigation pending, and GSB has received no written notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any GSB Entity or any of its Participation Facilities or Operating Properties (or GSB in respect of such Participation Facility or Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any GSB Entity or any of its Participation Facilities or Operating Properties.

(d)            To the Knowledge of GSB, during and prior to the period of (i) any GSB Entity’s ownership or operation of any of their respective current properties, (ii) any GSB Entity’s participation in the management of any Participation Facility, or (iii) any GSB Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties. To the Knowledge of GSB, during and prior to the period of (x) GSB Entity’s ownership or operation of any of their respective current properties, (y) any GSB Entity’s participation in the management of any Participation Facility, or (z) any GSB Entity’s holding of a security interest in any Operating Property, there have been no material violations of any Environmental Laws with respect to such properties, including but not limited to unauthorized alterations of wetlands.

(e)            Notwithstanding any other provision herein, the representations and warranties contained in Section 4.12(a) to (d) above constitute the sole representations and warranties of each GSB Entity with respect to its compliance, or the compliance of its Operating Property, Participation Facilities or any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.

4.13            Compliance with Laws.

(a)            GSB is a bank holding company duly registered and in good standing as such with the Federal Reserve. Bank is a state chartered commercial bank in good standing with the South Carolina Commissioner of Banking.

(b)            Compliance with Permits, Laws and Orders.

(i)            Each of the GSB Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of GSB, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)            To the Knowledge of GSB, none of the GSB Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)            None of the GSB Entities has received any notification or communication from any Governmental Authority (A) asserting that GSB or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting GSB or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv)            Except as disclosed in Section 4.13(b) of the GSB Disclosure Memorandum, there (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of GSB or any of its Subsidiaries, (B) are no written notices or correspondence received by GSB with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to GSB’s or any of GSB’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of GSB or any of its Subsidiaries.

(v)            None of the GSB Entities nor, to the Knowledge of GSB, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)            Each GSB Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each GSB Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. §353.3.

(vii)            Each GSB Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.

(viii)            Notwithstanding the foregoing, in no event shall this Section 4.13 require the disclosure of confidential supervisory information, as such limitation is set forth in Section 10.12(b).

4.14            Labor Relations.

(a)            No GSB Entity is the subject of any Litigation asserting that it or any other GSB Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other GSB Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any GSB Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to GSB’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or labor dispute involving any GSB Entity pending or, to the Knowledge of GSB, threatened, and there have been no such actions or disputes in the past five (5) years. To the Knowledge of GSB, there has not been any attempt by any GSB Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any GSB Entity.

(b)            Except as disclosed in Section 4.14(b) of the GSB Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each GSB Entity is terminable at will by the relevant GSB Entity without (i) any penalty, liability, or severance obligation incurred by any GSB Entity, (ii) and in all cases without prior consent by any Governmental Authority. No GSB Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, mileage reimbursement obligations, or benefits pursuant to the GSB Benefit Plans, incurred and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.14(b) of the GSB Disclosure Memorandum.

(c)            All of the employees employed in the United States are either United States citizens or are, to the Knowledge of GSB, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(d)            No GSB Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any GSB Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any GSB Entity; and no GSB Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any GSB Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six (6) months prior to the Closing Date.

(e)            Section 4.14(e) of the GSB Disclosure Memorandum contains a list of all independent contractors of each GSB Entity (separately listed by GSB Entity), and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any GSB Entity under any applicable Law.

4.15            Employee Benefit Plans.

(a)            GSB has disclosed in Section 4.15(a) of the GSB Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any GSB Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “GSB Benefit Plan,” and collectively, the “GSB Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any GSB Entity or any ERISA Affiliate thereof has any direct or indirect obligation or Liability. Any of the GSB Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “GSB ERISA Plan.” Each GSB ERISA Plan that is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “GSB Pension Plan,” and is identified as such in Section 4.15(a) of the GSB Disclosure Memorandum.

(b)            GSB has delivered or made available to Buyer prior to the execution of this Agreement, to the extent applicable, (i) the governing plan documents for all GSB Benefit Plans, including all trust agreements or other funding arrangements, and all amendments thereto (or, if such GSB Benefit Plan is not written, an accurate description of the material terms thereof), (ii) the most recent determination letters, opinion or advisory letters for each GSB Benefit Plan intended to be qualified under Section 401(a) of the Code, and all rulings, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) to any GSB Benefit Plan during 2022 or any of the preceding three (3) calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2019-19 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three (3) preceding plan years, (v) the most recent summary plan description for each GSB Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any GSB Benefit Plan received or sent during 2022 or any of the preceding three (3) calendar years.

(c)            Each GSB Benefit Plan is in material compliance with the terms of such GSB Benefit Plan and in compliance with all applicable Laws, including the Code and ERISA. Each GSB ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the GSB ERISA Plan has been adopted and, to the Knowledge of GSB, there are no circumstances likely to result in revocation of any such favorable determination letter. GSB has not received any written communication from any Governmental Authority questioning or challenging the compliance of any GSB Benefit Plan with applicable Laws. No GSB Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the GSB Benefit Plan failed to comply with applicable Laws.

(d)            There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any GSB Entity which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither GSB, any GSB Entity, nor, to the Knowledge of GSB, any administrator or fiduciary of any GSB Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject GSB, any GSB Entity, or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, GSB Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any GSB Benefit Plan other than routine claims for benefits.

(e)            All GSB Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the GSB Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and distributed to participants of the GSB Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.

(f)            To the Knowledge of GSB, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any GSB Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).

(g)            No GSB Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a GSB Pension Plan, or any plan that is or was subject to Code Section 412, ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA).

(h)            No material Liability under Title IV of ERISA has been or is expected to be incurred by any GSB Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any GSB Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any GSB Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of GSB or of an ERISA Affiliate.

(i)            Except as disclosed in Section 4.15(i) of the GSB Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no GSB Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the GSB Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such GSB Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any GSB Benefit Plan or other plan or arrangement, and to the Knowledge of GSB, no circumstance exists that could give rise to such Taxes.

(j)            Except as disclosed in Section 4.15(j) of the GSB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) becoming due from any GSB Entity under any GSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GSB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any GSB Entity or the Rights of any GSB Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any GSB Entity, or change any Rights or obligations of any GSB Entity with respect to such insurance.

(k)            Section 4.15(k) of the GSB Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such GSB Disclosure Memorandum is entitled to receive (as determined based on the valuation principles and methodologies described in Section 280G of the Code and the Treasury Regulations promulgated thereunder), pursuant to all employment, deferred compensation, supplemental retirement, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(l)            Except as disclosed in Section 4.15(l) of the GSB Disclosure Memorandum, no GSB Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GSB Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the GSB Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(m)            Each GSB Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(n)            All individuals who render services to any GSB Entity and who are authorized to participate in a GSB Benefit Plan pursuant to the terms of such GSB Benefit Plan are in fact eligible to and authorized to participate in such GSB Benefit Plan. All GSB Entities have, for purposes of the GSB Benefit Plans and all other purposes, correctly classified all individuals performing services for such GSB Entity as common law employees, independent contractors, or agents, as applicable.

(o)            Neither GSB nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.

(p)            Except as disclosed in Section 4.15(p) of the GSB Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as GSB presently holds. Each GSB Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(q)            Each GSB ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and, to the Knowledge of GSB, no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.

(r)            Except as disclosed in Section 4.15(r) of the GSB Disclosure Memorandum, with respect to each GSB Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such GSB Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such GSB Pension Plan.

(s)            Each GSB Benefit Plan may be amended or terminated by GSB without the consent of any Person.

(t)            Except as disclosed in Section 4.15(t) of the GSB Disclosure Memorandum, no GSB Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

4.16            Material Contracts.

(a)            Except as disclosed in Section 4.16(a) of the GSB Disclosure Memorandum or otherwise reflected in the GSB Exchange Act Reports or the GSB Financial Statements, as of the date of this Agreement, none of the GSB Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any GSB Entity, or the guarantee by any GSB Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks), purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of GSB’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of GSB’s business), (iii) any Contract which prohibits or restricts any GSB Entity or any personnel of a GSB Entity from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any GSB Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $100,000 per annum),  (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by GSB as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (the “GSB Contracts”).

(b)            With respect to each GSB Contract and except as disclosed in Section 4.16(b) of the GSB Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no GSB Entity is in material Default thereunder; (iii) no GSB Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the GSB Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any GSB Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of GSB’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of GSB’s business) is prepayable at any time by such GSB Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the GSB Disclosure Memorandum.

4.17            Privacy of Customer Information.

(a)            For the purposes contemplated by this Agreement, each GSB Entity has valid rights to use and transfer to Buyer or Buyer Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred to Buyer or Buyer Bank pursuant to this Agreement.

(b)            Each GSB Entity’s collection and use of such IIPI complies in all material respects with GSB’s Gramm-Leach-Bliley privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act, and the transfer of such IIPI to Buyer or Buyer Bank pursuant to this Agreement complies in all material respects with the Gramm-Leach-Bliley Act and the Fair Credit Reporting Act.

4.18            Legal Proceedings.

Except as disclosed in Section 4.18 of the GSB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of GSB, threatened (or unasserted but considered probable of assertion) against any GSB Entity, against any director, officer, employee, or agent of any GSB Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the GSB Entity or Employee Benefit Plan of any GSB Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any GSB Entity. No claim for indemnity has been made or, to the Knowledge of GSB, threatened by any director, officer, employee, independent contractor, or agent to any GSB Entity and, to the Knowledge of GSB, no basis for any such claim exists.

4.19            Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.19 of the GSB Disclosure Memorandum, since January 1, 2019, each GSB Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, in no event shall this Section 4.19 require the disclosure of confidential supervisory information, as such limitation is set forth in Section 10.12(b).

4.20            Internal Control.

GSB's internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of GSB's financial reporting and the preparation of GSB financial statements for external purposes in accordance with GAAP. GSB's internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of the GSB's consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of GSB's financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of GSB's management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of GSB's consolidated Assets that could have a material impact on GSB's financial statements.

4.21            Extensions of Credit to, and Transactions with, Executive Officers and Directors.

GSB is in compliance with Section 13(k) of the Exchange Act and Federal Reserve Regulation O in all material respects. Section 4.21 of the GSB Disclosure Memorandum sets forth a list of all extensions of credit as of the date hereof by GSB or any of the GSB Subsidiaries to any directors, executive officers, and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of GSB or any of the GSB Subsidiaries. There are no employee, officer, director, or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar extensions of credit to similarly situated borrowers at the time the extensions of credit was originated. All such extensions of credit are and were originated in compliance in all material respects with all applicable laws. Except as disclosed in Section 4.21 of the GSB Disclosure Memorandum, no director or executive officer of GSB or Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of GSB or Bank.

4.22            Approvals.

No GSB Entity nor, to the Knowledge of GSB, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No GSB Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the GSB Disclosure Memorandum, a “GSB Regulatory Agreement”), nor are there any pending or, to the Knowledge of GSB, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such GSB Regulatory Agreement. Notwithstanding the foregoing, in no event shall this Section 4.22 require the disclosure of confidential supervisory information, as such limitation is set forth in Section 10.12(b).

4.23            Takeover Laws and Provisions.

Each GSB Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24            Brokers and Finders; Opinion of Financial Advisor.

Except for the GSB Financial Advisor, neither GSB nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.24 of the GSB Disclosure Memorandum lists the fees and expenses that that are currently owed to the GSB Financial Advisor and that will be owed to GSB Financial Advisor as a result of transactions contemplated by this Agreement and includes a copy of the GSB Financial Advisor’s engagement letter. GSB’s board of directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the GSB Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of GSB Stock, a signed copy of which has been or will be delivered to Buyer solely for informational purposes.

4.25            Board of Directors Recommendation.

GSB’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of GSB’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of GSB Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of GSB’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of GSB Stock for approval.

4.26            Statements True and Correct.

(a)            No representation or warranty by GSB in this Agreement and no statement contained in the GSB Disclosure Memorandum or any certificate, instrument, or other writing furnished or to be furnished by any GSB Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            None of the information supplied or to be supplied by any GSB Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GSB Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be delivered to GSB’s shareholders in connection with GSB’s Shareholders’ Meetings, and any other documents to be filed by any GSB Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of GSB be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of GSB’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for GSB’s Shareholders’ Meeting.

(c)            All documents that any GSB Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27            Delivery of GSB Disclosure Memorandum.

GSB has delivered to Buyer a complete GSB Disclosure Memorandum herewith.

4.28            No Additional Representations.

Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither GSB nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and GSB hereby disclaims any such representation or warranty by GSB or any of its officers, directors, employees, agents, or representatives, or any other Person .

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to GSB, except as set forth on the Buyer Disclosure Memorandum, as follows:

5.1            Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the BHCA. Buyer Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Buyer and Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Buyer Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

5.2            Authority of Buyer; No Breach By Agreement.

(a)            Buyer has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(b) and 8.1(c) and by Buyer’s shareholders in accordance with this Agreement and the NCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer, (including approval by at least a majority of the members of Buyer’s board of directors unaffiliated with any other party to the proposed transaction). Subject to any approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)            Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer and Buyer Bank of the transactions contemplated hereby, nor compliance by Buyer and Buyer Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any Buyer Subsidiary or any resolution adopted by the board of directors or the shareholders of any Buyer Entity, or (ii)  constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Buyer Entity under, any material Contract or any material Permit of any Buyer Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets (including any Buyer Entity or any Buyer Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any Buyer Entity being reassessed or revalued by any Regulatory Authority).

(c)            Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve, the North Carolina Commissioner of Banks, and the South Carolina Commissioner of Banking, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings, and notices, (iii) the filing with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of North Carolina and the South Carolina Secretary of State, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Buyer and Buyer Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Buyer of this Agreement.

5.3            Capital Stock.

The authorized capital stock of Buyer consists of 60,000,000 shares of Buyer Common Stock, of which 35,649,371 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of Buyer preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable. Buyer Common Stock is listed for trading and quotation on the Nasdaq Global Select Market. None of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer. The shares of Buyer Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid, and nonassesable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Global Select Market.

5.4            Exchange Act Filings; Financial Statements.

(a)            Buyer has timely filed all Exchange Act Documents required to be filed by Buyer since January 1, 2019 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any Exchange Act Documents.

(b)            Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was, or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)            Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to Buyer within the meaning of Regulation S-X, and (iii) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)            Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.

5.5            Absence of Undisclosed Liabilities.

Neither Buyer nor any of the Buyer Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2022, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyers’ or such Subsidiary’s financial statements.

5.6            Absence of Certain Changes or Events.

Since December 31, 2021, except as otherwise disclosed in Section 5.6 of the Buyer Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of Buyer provided in this Agreement, and (iii) since December 31, 2021, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

5.7            Tax Matters.

As of the date of this Agreement, it is the present intention, and as of the day of the Effective Time, it will be the present intention, of Buyer to continue, either through Buyer or through a member of Buyer’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of GSB, or to use at least a significant portion of GSB’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d). As of the date of this Agreement and as of the Effective Time, neither Buyer nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer Common Stock issued to the holders of GSB Stock in connection with the Merger. As of the date of this Agreement and as of the Effective Time, Buyer does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of GSB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

5.8            Compliance with Laws.

(a)            Buyer is a bank holding company duly registered and in good standing as such with the Federal Reserve. Buyer Bank is a state chartered bank in good standing with the North Carolina Commissioner of Banks.

(b)            Compliance with Permits, Laws and Orders.

(i)            Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of Buyer, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)            To the Knowledge of Buyer, none of the Buyer Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)            None of the Buyer Entities has received any notification or communication from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting Buyer or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv)            There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of the Buyer Subsidiaries, (B) are no notices or correspondence received by Buyer with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to Buyer’s or any of Buyer’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(v)            None of the Buyer Entities nor, to the Knowledge of Buyer, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)            Each Buyer Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Buyer Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

(vii)            Each Buyer Entity’s collection and use of IIPI complies in all material respects with the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.

(viii)            Notwithstanding the foregoing, in no event shall this Section 5.8 require the disclosure of confidential supervisory information, as such limitation is set forth in Section 10.12(b).

5.9            Legal Proceedings.

Except as disclosed on Section 5.9 of the Buyer Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion) against any Buyer Entity, against any director, officer, employee, or agent of any Buyer Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Buyer Entity or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Buyer Entity, other than ordinary routine litigation incidental to Buyer’s business. No claim for indemnity has been made or, to the Knowledge of Buyer, threatened by any director, officer, employee, independent contractor, or agent to any Buyer Entity and, to the Knowledge of Buyer, no basis for any such claim exists.

5.10            Reports.

Since January 1, 2019, Buyer has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each report, statement, and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, in no event shall this Section 5.10 require the disclosure of confidential supervisory information, as such limitation is set forth in Section 10.12(b).

5.11            Internal Control.

Buyer’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP. Buyer’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Buyer’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of Buyer’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Buyer’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s consolidated Assets that could have a material impact on Buyer’s consolidated financial statements.

5.12            Approvals.

No Buyer Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “Buyer Regulatory Agreement”), nor are there any pending or, to the Knowledge of Buyer, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Buyer Regulatory Agreement. Notwithstanding the foregoing, in no event shall this Section 5.12 require the disclosure of confidential supervisory information, as such limitation is set forth in Section 10.12(b).

5.13            Brokers and Finders; Opinion of Financial Advisor.

Except for the Buyer Financial Advisor, neither Buyer nor its Subsidiaries, nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder, or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.14            Certain Actions.

Neither Buyer nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any factor circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

5.15            Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock necessary for the issuance and payment of the Merger Consideration and has funds available to it and to satisfy its payment obligations under this Agreement.

5.16            Board of Directors Recommendation.

Buyer’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors present adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Buyer’s shareholders.

5.17            Statements True and Correct.

(a)            No statement, certificate, instrument, or other writing furnished or to be furnished by Buyer or any Affiliate thereof to GSB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            None of the information supplied or to be supplied by Buyer or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by Buyer or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be delivered to GSB’s shareholders in connection with GSB’s Shareholders’ Meeting, and any other documents to be filed by Buyer or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of GSB be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of GSB’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for GSB’s Shareholders’ Meeting.

(c)            All documents that Buyer or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.18            Delivery of Buyer Disclosure Memorandum.

Buyer has delivered to GSB a complete Buyer Disclosure Memorandum herewith.

5.19            No Additional Representations.

Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither Buyer nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to GSB, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Buyer hereby disclaims any such representation or warranty by Buyer or any of its officers, directors, employees, agents, or representatives, or any other Person.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1            Affirmative Covenants of GSB and Buyer.

(a)            From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, GSB shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its Rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $5.0 million other than residential mortgage loans for which GSB has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of this Agreement, (v) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vi) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)            From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of GSB shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)            GSB and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of GSB and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2            Negative Covenants of GSB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, GSB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)            amend the articles of incorporation, bylaws, or other governing instruments of any GSB Entity;

(b)            incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $750,000 except in the ordinary course of the business of any GSB Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for GSB Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any GSB Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of Bank’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the GSB Disclosure Memorandum);

(c)            repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under Employee Benefit Plans, including the net exercise of stock options and any share acquisitions associated with the GSB Option Plans made in compliance with applicable Laws), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any GSB Entity, or declare or pay any dividend or make any other distribution in respect of GSB’s capital stock (except for (i) dividends paid in the ordinary course of business by any direct or indirect wholly-owned GSB Subsidiary to GSB or any other direct or indirect wholly-owned GSB Subsidiary, or (ii) a quarterly cash dividend on GSB Common Stock and GSB Series A Preferred Stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof and payment dates consistent with past practice), provided that prior to Closing, GSB shall be permitted, without the consent of Buyer, to pay its shareholders a cash dividend equal to (i) the cumulative, aggregate cash dividend amount its shareholders would have received prior to Closing if GSB’s shareholders were shareholders of records as of the record date for Buyer’s dividend(s) beginning in the first fiscal quarter of 2023, less (ii) the cumulative aggregate amount of cash dividends paid to GSB’s shareholders by GSB during the period beginning in the first fiscal quarter of 2023.

(d)            except for this Agreement and except pursuant to the valid exercise of GSB Options outstanding as of the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GSB Stock, any other capital stock of any GSB Entity, or any Right with respect to GSB Stock or any other capital stock of a GSB Entity;

(e)            adjust, split, combine, or reclassify any capital stock of any GSB Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of GSB Stock or issue any GSB Options, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any GSB Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration, except issuances of shares of GSB Common Stock pursuant to the exercise of GSB Options outstanding on the date of this Agreement;

(f)            except in the ordinary course of business consistent with past practice and not to exceed an aggregate of $7.5 million (but not to exceed $1.25 million with respect to a Person that is not government sponsored entity), purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital (other than pursuant to binding commitments existing on the date hereof), Asset transfers, or purchase of any Assets, in any Person other than a wholly owned GSB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)            (i) except as contemplated by this Agreement or disclosed on Section 6.2(g) of the GSB Disclosure Memorandum, grant any bonus or increase in compensation or benefits to the employees, officers or directors of any GSB Entity, (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any GSB director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any GSB Entity, (iv) change any fees or other compensation or other benefits to directors of any GSB Entity, or (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or re-price Rights granted under GSB Benefit Plans or authorize cash payments in exchange for any Rights, except as otherwise contemplated by this Agreement; or accelerate or vest or commit or agree to accelerate or vest any GSB Options or any amounts, benefits or rights payable by any GSB Entity; provided, however, that GSB may continue to make annual merit or market salary increases in the ordinary course of business consistent with past practices provided that any increases during the calendar years 2022 and 2023 shall not exceed in the aggregate five percent (5%) of such employee’s base salary or wage rate in effect as of the date hereof;

(h)            enter into or amend any employment Contract between any GSB Entity and any Person (unless such amendment is required by Law) that GSB Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)            except as disclosed on Section 6.2(i) on the GSB Disclosure Memorandum, adopt any new Employee Benefit Plan of any GSB Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans or GSB Benefit Plans of any GSB Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law or as contemplated by this Agreement, the terms of such plans or consistent with past practice;

(j)            make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)            commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any GSB Entity for money damages or restrictions upon the operations of any GSB Entity;

(l)            enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $75,000 per annum and with a term of 24 months or less or other than Contracts covered by Section 6.2(m);

(m)            except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

(n)            make any adverse changes in the mix, rates, terms, or maturities of GSB’s deposits and other Liabilities or waive, release, compromise, or assign any material rights or claims, except with respect to (i) any extension of credit for which commitments have already been made or (ii) any extension of credit with an unpaid balance of less than $1,500,000, if secured, or $500,000, if unsecured, and in each case in conformity with existing lending policies and practices;

(o)            except for conforming residential mortgage loans held for sale and Small Business Administration loans, enter into any fixed rate loans with a committed rate term of greater than ten (10) years;

(p)            notwithstanding anything herein to the contrary, enter into, modify, or amend any loan participation agreements;

(q)            except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of GSB or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(r)            restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(s)            make any capital expenditures in excess of an aggregate of $150,000 except other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;

(t)            establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(u)            knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(v)            implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)            knowingly take any action that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(x)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

(y)            maintain Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods inconsistent with past practices of the Bank;

(z)            (i) other than in the ordinary course of business consistent with past practice, make any material changes in Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing loans, or (B) Bank’s hedging practices and policies, in each case except as required by law or requested by a Regulatory Authority, or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices; or

(aa)      take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent or would be reasonably likely to materially interfere with, the consummation of the Merger.

6.3            Negative Covenants of Buyer.

During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, Buyer shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written Consent of GSB (which Consent shall not be unreasonably withheld, delayed, or conditioned):

(a)            amend its articles of incorporation or bylaws or similar governing documents of any of the Buyer Subsidiaries in a manner that changes any material term or provision of Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of GSB Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)            knowingly take any action that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)            set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest, or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly-owned Buyer Subsidiary to Buyer or any other direct or indirect wholly-owned Buyer Subsidiary, or (B) a quarterly cash dividend on Buyer Common Stock at a rate not substantially greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof and payment dates consistent with past practice);

(d)            take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent or would be reasonably likely to materially interfere with, the consummation of the Merger; or

(e)            agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Buyer in support of, any of the actions prohibited by this Section 6.3.

6.4            Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 6.1, 6.2 or 6.3) shall give Buyer, directly or indirectly, the right to control or direct the operations of GSB or any GSB Entity, and nothing contained in this Agreement shall give GSB, directly or indirectly, the right to control or direct the operations of Buyer or any Buyer Entity. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

6.5            Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a GSB Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.6            Reports.

Each of Buyer and its Subsidiaries and GSB and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. GSB and its Subsidiaries shall also make available to Buyer monthly financial statements and quarterly call reports. The financial statements of Buyer and GSB, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments). As of their respective dates, such reports of Buyer and GSB filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

6.7            Buyer Entity Use and Disclosure of IIPI.

Buyer acknowledges that IIPI disclosed to Buyer Entities in connection with this Agreement has been and will be disclosed pursuant to 15 U.S.C. § 6802(e)(7) and 12 C.F.R. § 1016.15(a)(6). Buyer Entities may not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than as necessary to consummate and to make effective the Merger and the transactions contemplated hereby as permitted under 15 U.S.C. § 6802(e)(7) and 12 C.F.R. § 1016.15(a)(6).

Article 7

ADDITIONAL AGREEMENTS

7.1            Shareholder Approval.

(a)            GSB shall submit to the holders of GSB Common Stock and GSB Series A Preferred Stock this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, GSB shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold GSB’s Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval of this Agreement and the transactions provided for in this Agreement. GSB’s board of directors shall recommend that its shareholders approve this Agreement in accordance with the S.C. Code and shall include such recommendation in the Proxy Statement/Prospectus delivered to shareholders of GSB, except to the extent GSB’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. GSB shall solicit and use its reasonable efforts to obtain the Requisite GSB Shareholder Approval.

(b)            Neither GSB’s board of directors nor any committee thereof shall, except as expressly permitted by this Section 7.1, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the GSB Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the receipt of the Requisite GSB Shareholder Approval, GSB’s board of directors may make an Adverse Recommendation Change if and only if:

(A)	GSB’s board of directors determines in good faith, after consultation with the GSB Financial Advisor (or such other financial advisor as GSB may use) and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

(B)	GSB’s board of directors determines in good faith, after consultation with GSB’s outside counsel, that a failure to make such Adverse Recommendation Change would be inconsistent with GSB’s board of directors’ fiduciary duties to GSB and its shareholders under applicable Law;

(C)	GSB’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third (3rd) business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the three business day period referred to in this clause (C) and in clauses (D) and (E) shall be reduced to two (2) business days following the giving of such new Notice of Recommendation Change);

(D)	after providing such Notice of Recommendation Change, GSB shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent three (3) business day period to make such adjustments in the terms and conditions of this Agreement as would enable GSB’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and

(E)	GSB’s board of directors, following such three (3) business day period, again determines in good faith, after consultation with outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be inconsistent with their fiduciary duties to GSB and its shareholders under applicable Law.

7.2            Registration of Buyer Common Stock.

(a)            As promptly as reasonably practicable (and in any event, within 50 days) following the date hereof, Buyer shall prepare and file with the SEC the Registration Statement. The Registration Statement shall contain proxy materials relating to the matters to be submitted to GSB’s shareholders at GSB’s Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Buyer Common Stock to be issued in the Merger. GSB will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and GSB will use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be delivered to the GSB shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise GSB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or GSB, or any of their respective affiliates, officers or directors, should be discovered by Buyer or GSB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by the Parties to their respective shareholders.

(b)            Buyer shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of Buyer and GSB shall furnish all information concerning it and the holders of GSB Stock as may be reasonably requested in connection with any such action.

(c)            Prior to the Effective Time, Buyer shall notify The Nasdaq Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of GSB Stock.

7.3            Other Offers, etc.

(a)            From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, each GSB Entity shall not, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, or encourage, induce or knowingly facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to receipt of the Requisite GSB Shareholder Approval, this Section 7.3 shall not prohibit a GSB Entity from furnishing nonpublic information regarding any GSB Entity or other access to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no GSB Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than an unintentional violation that did not, directly or indirectly, result in the submission of such Acquisition Proposal), (B) GSB’s board of directors shall have determined in good faith, after consultation with the GSB Financial Advisor (or such other financial advisor as GSB may use) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) GSB’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to GSB and its shareholders, (D) GSB receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to GSB than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, GSB furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by GSB to Buyer). In addition to the foregoing, GSB shall provide Buyer with at least three (3) days’ prior written notice of a meeting of GSB’s board of directors at which meeting GSB’s board of directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and GSB shall keep Buyer informed on a prompt basis of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(b)            In addition to the obligations of GSB set forth in this Section 7.3, as promptly as reasonably practicable, after any of the directors or executive officers of GSB become aware thereof, GSB shall advise Buyer of any request received by GSB for nonpublic information which GSB reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. GSB shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)            Except as specifically permitted under Section 7.3(a), GSB shall immediately cease, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ directors, officers, employees, and Representatives to immediately cease, any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and shall use and cause to be used all commercially reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)            Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rule will in no way eliminate or modify the effect that any action pursuant to such Rule would otherwise have under this Agreement; (ii) making any disclosure to GSB’s shareholders if GSB’s board of directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosures would be reasonably likely to be inconsistent with applicable Law; (iii) informing any Person of the existence of the provisions contained in this Section 7.3, or (iv) making any “stop, look, and listen” communication to GSB’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to GSB’s shareholders).

7.4            Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5            Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to take, and to cause its Subsidiaries to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6            Investigation and Confidentiality.

(a)            Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, including, but not limited to, conducting any environmental assessment with respect to any property; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily or materially with normal operations, and that no environmental assessment by Buyer, or by consultants or other parties acting on Buyer’s behalf shall include the sampling of the soil, groundwater, surface water, indoor air, soil vapor or sub-slab vapor of a property without GSB’s prior written permission. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, GSB shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of GSB, including officers responsible for the GSB Financial Statements and the internal controls of GSB and GSB’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404, and 906 of the Sarbanes-Oxley Act.

(b)            In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions (“Confidential Information”) and shall not use such Confidential Information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing Confidential Information received from the other Party.

(c)            GSB shall use its commercially reasonably efforts to exercise, and shall not waive any of, its Rights under, confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to GSB to preserve the confidentiality of the information relating to GSB Entities provided to such Persons and their Affiliates and Representatives.

(d)            Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a GSB Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

(e)            Each Buyer Entity shall, in accordance with Buyer’s comprehensive written data security program established and maintained pursuant to 15 U.S.C. § 6801 and regulations promulgated thereunder (“Buyer’s Security Program”), safeguard IIPI and Confidential Information disclosed to that Buyer Entity pursuant to this Agreement or in connection with the transactions contemplated hereby. In the event that any Buyer Entity allows a third party to access such IIPI and Confidential Information, Buyer shall ensure that the third party safeguards that IIPI and Confidential Information in accordance with a data security program substantially equivalent to the Buyer’s Security Program.

(f)            Buyer shall notify GSB promptly (but in no event more than 24 hours) of any Data Incident. All Buyer Entities shall promptly take all actions that are necessary and advisable to correct, mitigate, and prevent recurrence of the Data Incident. All Buyer Entities shall cooperate fully with GSB and its designees in all reasonable efforts to investigate the Data Incident.

(g)            If this Agreement is terminated prior to the Effective Time, each Buyer Entity shall promptly return or dispose of, and certify the return or disposal, of all IIPI received by the Buyer Entity in connection with this Agreement. Any disposal of such IIPI must be performed in a manner that ensures that the IIPI is rendered permanently unreadable and unrecoverable.

7.7            Press Releases.

Prior to the Effective Time, GSB and Buyer shall consult with each other and agree as to the form and substance of any press release, communication with GSB’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8            Charter Provisions.

Each GSB Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any GSB Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any GSB Entity that may be directly or indirectly acquired or controlled by them.

7.9            Employee Benefits and Contracts.

(a)            All Persons who are employees of GSB Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time or the effective time of the Bank Merger, as applicable, become employees of Buyer or Buyer Bank, as applicable. Buyer and Buyer Bank shall honor all GSB employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Buyer, regardless of whether the employees with such agreements are Continuing Employees or receive new agreements with Buyer. All of the Continuing Employees shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement.

(b)            As of the Effective Time, each Continuing Employee shall be employed on the same terms and conditions as similarly situated employees of Buyer Bank and eligible to participate in each of Buyer’s applicable Employee Benefit Plans with full credit for prior service with GSB solely for purposes of eligibility and vesting.

(c)            As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer’s applicable Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or Buyer Bank employees. With respect to Buyer’s Employee Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar GSB Benefit Plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor an Employee Benefit Plan of Buyer providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding GSB Benefit Plan during that plan year prior to the transition effective date. Notwithstanding the foregoing, and in lieu of the same, Buyer may continue GSB’s health and other employee welfare benefit plans for each Continuing Employee as in effect immediately prior to the Effective Time.

(d)            Upon not less than ten (10) days’ notice prior to the Closing Date from Buyer to GSB, GSB shall cause the termination, amendment, or other appropriate modification of each GSB Benefit Plan as specified by Buyer in such notice such that no GSB Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable GSB Benefit Plans, effective as of the date which immediately proceeds the Closing Date. Upon such action, participants in such applicable GSB Benefit Plans that are described in ERISA Section 3(2) shall be 100% vested in their account balances.

(e)            Any Continuing Employees who are not parties to an employment, change in control, or other type of agreement that provides for severance or other compensation upon a change in control or upon a separation from service following a change in control, who remain employed by Buyer or any of its Subsidiaries as of the Effective Time, and whose employment is terminated by Buyer or any of its Subsidiaries prior to the first (1st) anniversary of the Effective Time shall receive, subject to such Continuing Employee’s execution and non-revocation of a general release of claims in a form satisfactory to Buyer, the following severance benefits: two (2) weeks of base salary for each twelve (12) months of such Continuing Employee’s prior employment with GSB or any GSB Subsidiary; provided, however, that in no event will the total amount of severance for any single Continuing Employee be less than four (4) weeks of such base salary or greater than twenty-six (26) weeks of such base salary.

(f)             No officer, employee, or other Person (other than the Parties to this Agreement) shall be deemed a third party or other beneficiary of this Section 7.9, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.12. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.

(g)            GSB shall take all appropriate action to terminate any GSB Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) prior to the Closing Date; provided, however, that Buyer agrees that nothing in this Section 7.9 will require GSB to cause the final dissolution and liquidation of, or to amend (other than as may be required to maintain such plan’s compliance with the Code, ERISA, or other applicable Law), said plan prior to the Closing Date.

7.10          Conversion Bonus Plan; Retention Plan.

(a)            GSB may implement a retention plan (the “Retention Plan”) for the benefit of those employees of GSB and the GSB Subsidiaries who remain as employees of GSB or the applicable GSB Subsidiary through the Closing Date, with the aggregate benefits thereunder to be proposed by the chief executive officer of Bank and subject to the approval of Buyer.

(b)            To facilitate the successful integration of GSB into Buyer and the conversion of the systems of Bank to those of Buyer Bank, Buyer shall establish a conversion bonus pool to be allocated and paid to non-director employees of the Bank who continue in the employ of Buyer Bank at the expiration of 120 days after the Effective Time. The specific amount to be allocated and paid to each such non-director employee who continues in the employ of Buyer Bank shall be determined by Buyer prior to the Effective Time.

7.11          Section 16 Matters.

Prior to the Effective Time, GSB and Buyer shall take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GSB to be exempt under Rule 16b-3 promulgated under the Exchange Act. GSB agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 7.11.

7.12          Indemnification.

(a)            For a period of six (6) years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and officers of the GSB Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of GSB or, at GSB’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the NCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws, and FDIC Regulations Part 359, and by GSB’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Buyer is insured against any such matter.

(b)            Prior to the Effective Time, Buyer shall purchase, or shall direct GSB to purchase, an extended reporting period endorsement under GSB’s existing directors’ and officers’ liability insurance coverage (“GSB’s D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by GSB’s D&O Policy. The directors and officers of GSB shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for six (6) years.

(c)            Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof, and, in such event, neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and unappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)            If Buyer or the Surviving Corporation or any successors or assigns thereof consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.12.

(e)            The provisions of this Section 7.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.13          Tax Covenants of Buyer.

At and after the Effective Time, Buyer covenants and agrees that it:

(a)            will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;

(b)            will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of Buyer, GSB, and all affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);

(c)            will, either directly or through a member of Buyer’s Qualified Group, continue at least one significant historic business line of GSB, or use at least a significant portion of the historic business assets of GSB in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);

(d)            in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Buyer to acquire, any of the Buyer Common Stock issued in connection with the Merger; and

(e)            will not sell or otherwise dispose of any of GSB’s Assets acquired in the Merger, and will not cause or permit Buyer Bank to sell or otherwise dispose of any of Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

7.14          Assumption of GSB Debentures.

As of the Effective Time and upon the terms and conditions set forth herein, Buyer shall assume all rights and obligations of GSB under and relating to the GSB Debentures, including the due and punctual payment of the principal and any premium and interest on the GSB Debentures according to their terms, and the due and punctual performance of all covenants and conditions relating to the GSB Debentures to be performed or observed by GSB. As of the Effective Time, the trust preferred securities included in the GSB Debentures shall rank pari passu to Buyer’s trust preferred securities issued and outstanding from time to time and the subordinated debt securities in the GSB Debentures shall rank pari passu to Buyer’s subordinated debt obligations issued and outstanding from time to time. The Parties shall cooperate in good faith to execute, deliver and obtain any documents or consents deemed necessary by the Parties, in consultation with counsel, to effectuate the assumption in accordance with the requirements of the GSB Debentures and Buyer’s existing debt instruments, including, but not limited to, any trustee and holder notifications or consents that must be delivered or obtained, as applicable, prior to or in connection with the assumption.

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1            Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)            Shareholder Approval. The shareholders of GSB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by the Requisite GSB Shareholder Approval, as and to the extent required by Law and by the provisions of their respective articles of incorporation and bylaws.

(b)            Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c)            Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a GSB Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. GSB shall have obtained the Consents listed in Section 8.1(c) of the GSB Disclosure Memorandum, including Consents from the lessors of each office leased by GSB, if any is required. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)            Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)            Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)            Exchange Listing. Buyer shall have filed with The Nasdaq Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

(g)            Tax Opinion. Buyer and GSB shall have received the opinion of Buyer’s legal counsel or tax accounting firm, as determined by Buyer, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Buyer and GSB will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Buyer and GSB.

8.2            Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a)            Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of GSB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of GSB set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a GSB Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)            Performance of Agreements and Covenants. Each and all of the agreements and covenants of GSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)            Officers’ Certificate. GSB shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to GSB and in Sections 8.2(a), 8.2(b), 8.2(e), and 8.2(g), have been satisfied.

(d)            Secretary’s Certificate. GSB shall have delivered a certificate of the secretary of GSB and Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of GSB and Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of GSB as in effect from the date of this Agreement until the Closing Date, (iii) a copy of the bylaws of GSB as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions duly adopted by GSB’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve, if available, certifying that GSB is a registered bank holding company, (vi) a copy of the articles of incorporation of Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina Commissioner of Banking as to the good standing of Bank, and (ix) a certificate of the FDIC certifying that Bank is an insured depository institution.

(e)            No Material Adverse Effect. There shall not have occurred any GSB Material Adverse Effect from December 31, 2021 to the Effective Time with respect to GSB.

(f)            Payments. None of the GSB Entities shall have made any payments or provided any benefits, or is obligated to make any payments or provide any benefits, in connection with any or all of which (i) a deduction could or would be disallowed or limited under Sections 280G, 404, or 162(m) of the Code, or (ii) could or would be subject to withholding or give rise to taxation under Section 4999 of the Code.

(g)            Bank Merger. The Parties shall stand ready to consummate the Bank Merger immediately after the Merger.

(h)            Support Agreements. Each executive officer and director of GSB shall have executed and delivered to Buyer a Support Agreement in the form attached hereto as Exhibit B.

(i)             Dissenters’ Rights.  Immediately prior to the Closing, not more than fifteen percent (15%) of GSB Stock shall be held by Persons who either have exercised, or are then entitled to exercise, Dissenter’s Rights under South Carolina law.

8.3            Conditions to Obligations of GSB.

The obligations of GSB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GSB pursuant to Section 10.6(b):

(a)            Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), and 5.11 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.4, and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)            Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer and Buyer Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)            Officers’ Certificate. Buyer shall have delivered to GSB a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Buyer and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.

(d)            Secretary’s Certificate. Buyer and Buyer Bank shall have delivered a certificate of the secretary of Buyer and Buyer Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Buyer and Buyer Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate of the Secretary of State of the State of North Carolina as to the good standing of Buyer; (iii) a copy of the bylaws of Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve, if available, certifying that Buyer is a registered bank holding company, (vi) a copy of the articles of incorporation of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks as to the good standing of Buyer Bank, and (ix) certificate of the FDIC certifying that Buyer Bank is an insured depository institution.

(e)            Payment of Merger Consideration. Buyer shall pay the Merger Consideration as provided by this Agreement.

(f)            No Material Adverse Effect. There shall not have occurred any Buyer Material Adverse Effect from December 31, 2021 to the Effective Time.

Article 9
TERMINATION

9.1            Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of GSB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)            By mutual written agreement of Buyer and GSB; or

(b)            By Buyer or GSB (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3, as applicable; or

(c)            By Buyer or GSB in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Regulatory Authority whose approval is required for the consummation of the Merger and the other transactions contemplated by this Agreement shall have requested or directed Buyer or GSB in writing to withdraw its application for approval of the Merger, (iii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, or (iv) the Requisite GSB Shareholder Approval is not obtained at GSB’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)            By Buyer or GSB in the event that the Merger shall not have been consummated by May 30, 2023, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)            By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the GSB board of directors shall have made an Adverse Recommendation Change; (ii) GSB’s board of directors shall have failed to reaffirm the GSB Recommendation within 10 business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) GSB shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

(f)            By GSB, prior to the Requisite GSB Shareholder Approval (and provided that GSB has complied in all material respects with Section 7.1 (including the provisions of Section 7.1(b) regarding the requirements for making an Adverse Recommendation Change)) and Section 7.3, in order to enter into a Superior Proposal.

9.2            Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or GSB pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6(b), 9.2, 9.3, 10.2, 10.3, and 10.9 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3            Termination Fee.

(a)            If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement or GSB terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then GSB shall, on the date of termination, pay to Buyer the sum of $7.2 million (the “Termination Fee”). The Termination Fee shall be paid to Buyer in same day funds. GSB hereby waives any right to set-off or counterclaim against such amount.

(b)            In the event that (i) an Acquisition Proposal with respect to GSB shall have been communicated to or otherwise made known to the shareholders, senior management, or board of directors of GSB, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to GSB after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by GSB or Buyer pursuant to Section 9.1(d) (only if the Requisite GSB Shareholder Approval has not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(e), or (C) by GSB or Buyer pursuant to Section 9.1(c)(iv), and (iii) prior to the date that is 12 months after the date of such termination, GSB consummates an Acquisition Transaction or enters into an Acquisition Agreement, then GSB shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds. For the avoidance of doubt, Buyer shall be entitled to no more than one Termination Fee. GSB hereby waives any right to set-off or counterclaim against such amount.

(c)            The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if GSB fails to pay promptly any fee payable by it pursuant to this Section 9.3, then GSB shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4            Non-Survival of Representations and Covenants.

Except for Article 3 (Manner of Converting Shares), Sections 7.9 (Employee Benefits and Contracts), 7.11 (Section 16 Matters), 7.12 (Indemnification), 7.13 (Tax Covenants of Buyer), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1            Definitions.

(a)            Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning set forth in Section 7.3(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to GSB or publicly announced to GSB’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from GSB by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of GSB, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of GSB, or any merger, consolidation, business combination or similar transaction involving GSB pursuant to which the shareholders of GSB immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 25% or more of the consolidated Assets of GSB and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of GSB.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“As-Converted Exercise Price” shall have the meaning as set forth in Section 3.4(a) of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.

“Bank Merger” shall have the meaning as set forth in Section 1.5 of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Buyer” shall have the meaning as set forth in the introduction of the Agreement.

“Buyer Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.

“Buyer Common Stock” means the common stock, no par value per share, of Buyer.

“Buyer Disclosure Memorandum” means the written information entitled “First Bancorp Disclosure Memorandum” delivered with this Agreement to GSB and attached hereto.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer ERISA Plan” shall have the meaning as set forth in Section 5.11(a) of the Agreement.

“Buyer Exchange Act Reports” shall have the meaning as set forth in Section 5.5(a) of the Agreement.

“Buyer Financial Advisor” means Keefe, Bruyette & Woods, Inc.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of December 31, 2021 and 2020, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2021, 2020 and 2019 as filed by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2021.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of GSB in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Buyer is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of Buyer. “Buyer Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Buyer Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect).

“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.12 of the Agreement.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Buyer’s Security Program” shall have the meaning as set forth in Section 7.6(e) of the Agreement.

“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Change in Control Benefit” shall have the meaning set forth in Section 4.15(k) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” shall have the meaning as set forth in Section 1.6 of the Agreement.

“Confidential Information” shall have the meaning set forth in Section 7.6(b) of the Agreement.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, Assets or business.

“Data Incident” means any actual or reasonably suspected unauthorized access to or acquisition, disclosure, use, or loss of IIPI or any GSB Entity’s Confidential Information disclosed to any Buyer Entity in connection with this Agreement (including hard copies) or breach or compromise of Buyer’s Security Program that presents a viable threat to any such IIPI or any GSB Entity’s systems or Confidential Information.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenter’s Rights” shall have the meaning as set forth in Section 3.7 of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, bank owned life insurance, split dollar or similar arrangements, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i) - (vi) of this subparagraph in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like now relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a GSB Entity would be treated as a single employer under Code Section 414(b), (c), (m), or (o).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Gross-Up Payment” shall have the meaning set forth in Section 4.15(k) of the Agreement.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“GSB” shall have the meaning as set forth in the introduction of the Agreement.

“GSB Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“GSB Common Stock” means the common stock, no par value per share, of GSB.

“GSB Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“GSB Debentures” shall have the meaning as set forth in Section 4.3(d) of the Agreement.

“GSB Disclosure Memorandum” means the written information entitled “GrandSouth Bancorporation Disclosure Memorandum” delivered with this Agreement to Buyer and attached hereto.

“GSB Entities” means, collectively, GSB and all GSB Subsidiaries.

“GSB ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“GSB Exchange Act Reports” shall have the meaning as set forth in Section 4.5(a) of the Agreement.

“GSB Financial Advisor” means Piper Sandler & Co.

“GSB Financial Statements” means (i) the consolidated balance sheets of GSB as of December 31, 2021 and 2020, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2021 (as defined by GSB in Exchange Act Documents), 2020 and 2019 and (ii) the consolidated balance sheets of GSB (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2021.

“GSB Leased Real Properties” shall have the meaning as set forth in Section 4.10(f) of the Agreement.

“GSB Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of GSB and its Subsidiaries, taken as a whole, or (ii) the ability of GSB to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “GSB Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of GSB (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the GSB is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of GSB. “GSB Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the GSB Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a GSB Material Adverse Effect).

“GSB Options” shall have the meaning as set forth in Section 3.4(a) of the Agreement.

“GSB Option Plans” shall have the meaning as set forth in Section 3.4(a) of the Agreement.

“GSB Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“GSB Realty” shall have the meaning as set forth in Section 4.10(e) of the Agreement.

“GSB Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“GSB Recommendation” shall have the meaning as set forth in the Recitals of the Agreement.

“GSB Series A Preferred Stock” means the Series A preferred stock, no par value per share, of GSB.

“GSB Stock” means the GSB Common Stock and GSB Series A Preferred Stock.

“GSB Subsidiaries” means the Subsidiaries of GSB.

“GSB’s D&O Policy” shall have the meaning as set forth in Section 7.12(b) of the Agreement.

“GSB’s Shareholders’ Meeting” means the meeting of GSB’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” shall have the meaning as set forth in Section 7.12(a) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.13(b) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, chief financial officer, chief credit officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“NCBCA” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Operating Properties” means all real property (including, without limitation, all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated, or used by GSB or any of the GSB Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facilities” means any facility in which GSB or any of the GSB Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

“Party” means GSB or Buyer, and “Parties” means both such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“PBGC” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Buyer or GSB Material Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Qualified Group” shall have the meaning as set forth in Section 5.7 of the Agreement.

“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, FINRA, the North Carolina Commissioner of Banks, the South Carolina Commissioner of Banking, the FDIC, the Department of Justice, and the Federal Reserve, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite GSB Shareholder Approval” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Retention Plan” shall have the meaning set forth in Section 7.10(b) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SC Code” shall have the meaning as set forth in Section 1.1 of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, GSB Entities and (ii) with respect to which the board of directors of GSB (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (among other things, after consultation with the GSB Financial Advisor (or such other financial advisor as GSB may use)) to be more favorable to GSB’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of GSB, after consultation with the GSB Financial Advisor (or such other financial advisor as GSB may use), the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

“Support Agreements” shall have the meaning as set forth in the Recitals of the Agreement.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges in the nature of a tax, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.

“Tax Treatment” means the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“Termination Notice” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“WARN Act” shall have the meaning as set forth in Section 4.14(d) of the Agreement.

(b)            Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific governmental authority or agency shall include any successor statute or regulation or successor governmental authority or agency, as the case may be.

10.2            Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of GSB, shall be paid at Closing and prior to the Effective Time.

10.3            Brokers and Finders.

Except for the GSB Financial Advisor as to GSB and the Buyer Financial Advisor as to Buyer, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by GSB or by Buyer, each of GSB and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. GSB shall pay all amounts due under its engagement agreement with the GSB Financial Advisor at Closing and prior to the Effective Time. Section 4.24 of the GSB Disclosure Memorandum includes a copy of such engagement letter and a listing of the fees expected to be due thereunder at Closing.

10.4            Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any Rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as provided in Section 7.12.

10.5            Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of GSB Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of GSB Stock.

10.6            Waivers.

(a)            Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by GSB, to waive or extend the time for the compliance or fulfillment by GSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)            Prior to or at the Effective Time, GSB, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GSB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of GSB.

(c)            The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7            Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the Rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8            Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:	First Bancorp
300 SW Broad Street
Southern Pines, North Carolina 28387
Attn: Michael G. Mayer
Email: mmayer@localfirstbank.com

Copy to Counsel:	Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
Suite 2000
Renaissance Plaza
230 North Elm Street
Greensboro, North Carolina 27401
Attn: Robert A. Singer, Esq.
Email: rsinger@brookspierce.com

GSB:	GrandSouth Bancorporation
381 Halton Road
Greenville, South Carolina 29607
Attention: Mason Y. Garrett
Email: mason.garrett@grandsouth.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Greenville ONE
2 Washington Street, Suite 4000
Greenville, South Carolina 29601
Attention: Benjamin A. Barnhill, Esq.
Email: ben.barnhill@nelsonmullins.com

10.9            Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of North Carolina.

10.10            Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11            Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12            Interpretations.

(a)            Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

(b)            No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

10.13            Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14            Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST BANCORP

By:
Michael G. Mayer
President

GRANDSOUTH BANCORPORATION

By:
Mason Y. Garrett
Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 21st day of June, 2022, by and between First Bank, a North Carolina bank (“Buyer Bank”), and GrandSouth Bank, a South Carolina bank (the “Bank”, and together with Buyer Bank, the “Constituent Banks”).

WITNESSETH:

WHEREAS, GrandSouth Bancorporation, a South Carolina corporation (“GSB”), and First Bancorp, a North Carolina corporation (“Buyer”), entered into that certain Agreement and Plan of Merger and Reorganization dated as of the date hereof (the “Merger Agreement”), which provides for the merger of GSB with and into Buyer (the “Buyer Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its respective sole shareholder that Bank merge with and into Buyer Bank, with Buyer Bank being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of Bank and Buyer Bank for their approval.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Constituent Banks, intending to be legally bound, agree as follows:

1.            Merger.

Pursuant to and with the effects provided in the applicable provisions of Chapter 53C of the North Carolina General Statutes (the “North Carolina General Statutes”) and Title 34 of the South Carolina Code (“S.C. Code”), Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into Buyer Bank (the “Bank Merger”). Buyer Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “First Bank.” At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.            Actions to be Taken.

The acts and things required to be done by the North Carolina General Statutes and the S.C. Code in order to make this Agreement effective, including the submission of this Agreement to the sole shareholder of each of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in the North Carolina General Statutes and the S.C. Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.            Effective Time.

The Bank Merger shall be effective upon the filing of the articles of merger in the manners provided in the North Carolina General Statutes and the S.C. Code (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Buyer Merger.

4.            Articles of Incorporation and Bylaws of the Surviving Bank.

(a)            The articles of incorporation of Buyer Bank, as heretofore amended, as in effect at the Effective Time shall be the articles of incorporation of the Surviving Bank.

(b)            Until altered, amended or repealed as therein provided, the bylaws of Buyer Bank as in effect at the Effective Time shall be the bylaws of the Surviving Bank.

5.            Directors and Officers.

The directors and officers of the Surviving Bank as of the Effective Time shall be the directors and officers of Buyer Bank immediately prior to the Effective Time, and shall hold office from the Effective Time, together with such additional persons as may thereafter be appointed, until their respective successors are duly elected or appointed and qualified.

6.            Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a)            At the Effective Time, each share of the Merged Bank’s common stock, $2.50 par value per share (“Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b)            At the Effective Time, each share of capital stock of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.            Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

8.            Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.            Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Buyer Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of Buyer, as sole shareholder of Buyer Bank, and GSB, as sole shareholder of Bank.

10.            Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of North Carolina with respect to the Bank Merger in accordance with the provisions of the North Carolina General Statutes, as applicable. This Agreement shall automatically be terminated upon any termination of the Merger Agreement.

11.            Counterparts; Title; Headings.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.            Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may, by written instrument executed by the Constituent Banks, be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective board of directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the Constituent Banks, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby.

[signatures appear on next page]

IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalves and their respective bank seals to be affixed hereto as of the day and year first above written.

FIRST BANK

By:
Michael G. Mayer
Chief Executive Officer

GRANDSOUTH BANK

By:
James B. Schwiers
President

[Signature Page Bank Merger Agreement]

EXHIBIT B

FORM OF SUPPORT AGREEMENT

June 21, 2022

First Bancorp

300 SW Broad Street

Southern Pines, NC 28387

Ladies and Gentlemen:

The undersigned is a director and/or an officer of GrandSouth Bancorporation (“GSB”) and the beneficial holder of shares of capital stock of GSB (the “GSB Stock”).

First Bancorp (“Buyer”) and GSB are considering the execution of an Agreement and Plan of Merger and Reorganization (the “Agreement”) contemplating the acquisition of GSB through the merger of GSB with and into Buyer (the “Merger”). The execution of the Agreement by Buyer is subject to the execution and delivery of this letter agreement by the undersigned.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of GSB, and not in his or her capacity as a director or officer of GSB, as follows:

1.            While this letter agreement is in effect, the undersigned shall not, directly or indirectly: (a) solicit, initiate, encourage, induce or knowingly facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal (as defined in the Agreement); (b) participate in any discussions (except to notify a third party of the existence of restrictions provided in Section 7.3 of the Agreement) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined in the Agreement); or (c) propose or agree to do any of the foregoing.

2.            While this letter agreement is in effect, the undersigned shall vote all of the shares of GSB Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all shares of GSB Stock for which the undersigned has shared voting authority, in each case whether such shares are beneficially owned or owned by the undersigned as the record holder (and shall include shares held in plans for the benefit of the undersigned as to which he or she may direct the voting of such shares), but excluding shares of GSB Stock as to which the undersigned has a fiduciary relationship, and whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at GSB’s Shareholders’ Meeting (as defined in the Agreement); and (b) against any Acquisition Proposal (as defined in the Agreement).

3.            While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed: (a) sell or otherwise dispose of (other than in connection with the payment of the exercise price of outstanding options to purchase shares of GSB Stock or in connection with satisfying tax obligations or withholdings upon the exercise of options) encumber (other than in connection with an ordinary bank loan) prior to the record date of GSB’s Shareholders’ Meeting (as defined in the Agreement) any or all of his or her shares of GSB Stock, or (b) deposit any shares of GSB Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of GSB Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

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4.            The undersigned hereby waives any and all rights to dissent from the Merger that the undersigned may have.

5.            The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions may be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to seek temporary and permanent injunctive relief without having to prove actual damages.

6.            The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of GSB and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of GSB.

7.            This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger, (b) an Adverse Recommendation Change (as defined in the Merger Agreement), or (c) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this letter agreement shall terminate.

8.            As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of GSB Stock set forth below.

[signatures appear on next page]

B-2

IN WITNESS WHEREOF, the undersigned has executed this letter agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares beneficially owned with sole voting authority:

shares of common stock
shares of preferred stock

Number of shares beneficially owned with shared voting authority:

shares of common stock
shares of preferred stock

Accepted and agreed to as of the date first above written:

FIRST BANCORP

By: Michael G. Mayer
Its: President

[Signature Page to Support Agreement]

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